Exhibit 21

TAUBMAN CENTERS, INC.
LIST OF SUBSIDIARIES

NAME	JURISDICTION OF FORMATION	DOING BUSINESS AS
Biltmore Shopping Centers Partners, LLC	Arizona	Biltmore Fashion Park
Dolphin Mall Associates LP	Delaware	Dolphin Mall
Fairlane Town Center, LLC	Michigan	Fairlane Town Center
La Cienega Associates	California	Beverly Center
Lakeside/Novi Land Partnership, LLC	Michigan	N/A
MacArthur Shopping Center, LLC	Delaware	MacArthur Center
Oyster Bay Associates Limited Partnership	Delaware
Short Hills Associates, LLC	New Jersey	The Mall at Short Hills
Stony Point Associates, LLC	Delaware	Stony Point Fashion Park
(under construction)
Stony Point Land, LLC	Delaware	N/A
Taub-Co Land Holdings, Inc.	Michigan	N/A
Taub-Co Management, Inc.	Michigan	N/A
Taub-Co Management IV, Inc.	Michigan	N/A
Taubman Auburn Hills Associates	Delaware	Great Lakes Crossing
Limited Partnership
Taubman Regency Square Associates, LLC	Virginia	Regency Square
The Taubman Company, LLC	Delaware	The Taubman Company
The Taubman Realty Group	Delaware	N/A
Limited Partnership
TJ Palm Beach Associates	Delaware	The Mall at Wellington Green
Limited Partnership
TRG Charlotte, LLC	Delaware	NorthLake Mall
(under construction in 2003)
Twelve Oaks Mall, LLC	Michigan	Twelve Oaks Mall
Willow Bend Associates Limited Partnership	Delaware	The Shops at Willow Bend
Willow Bend Kemp Limited Partnership	Delaware	N/A